Exhibit 16.1

                      [Kyle L. Tingle CPA, LLC. Letterhead]


ACKNOWLEDGMENT OF CHANGE IN ACCOUNTANTS FOR MULTINET INTERNATIONAL CORPORATION, INC.

December 6, 2001

As the former independent auditor for Multinet International Corporation, Inc., Kyle L. Tingle, CPA, agree with the statements made in the Form 8-K regarding the reasons for change in accountants. There were no disagreements with the Company and the change was not due to an adverse opinion of the Company's financial statements. The new Board of Directors had a previous professional relationship with the new auditor and made the change accordingly.

If you have any questions regarding this, please contact me at 702/498-3543.

Sincerely,

/s/ Kyle L. Tingle

Kyle L. Tingle, CPA
P.O. Box  50141
Henderson, NV 89016